[LETTERHEAD OF PROTEIN POLYMER]

FOR IMMEDIATE RELEASE

CONTACTS:
Aron Stern
Vice President, Finance
Gwen Como
Director, Investor Relations
(619) 558-6064

                PROTEIN POLYMER REPORTS 1997 FINANCIAL RESULTS
                  AND TERMS OF A NEW PREFERRED STOCK OFFERING

     SAN DIEGO, April 14, 1998 -- Protein Polymer Technologies, Inc. (NASDAQ-
PPTI), reports today its financial results for 1997 and for the fourth quarter ended December 31, 1997. In addition, the Company has reached agreement with a small group of accredited and institutional investors on the terms of a private placement of its Series E Convertible Preferred Stock, pending the required NASDAQ ten day notification to shareholders. PPTI expects to receive approximately $3.3 million at the initial closing which the Company believes will occur on or about April 24, 1998. Such securities, if issued, may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC), or through an exemption from such registration.

     Each share of Series E Convertible Preferred Stock is priced at $100 per share, and the total offering of up to 55,000 shares of Preferred Stock provides for multiple closings between now and the middle of May. Each share can be converted at anytime by the holder into common stock at a price of $1.25 per share. Each share of Preferred Stock also receives two common stock warrants. One warrant, exercisable for 18 months, allows the holder to acquire 40 shares of PPTI common stock at a price of $2.50, and the other warrant, exercisable for 36 months, allows the holder to acquire 20 shares of common stock at a price of $5.00 per share. The Company has agreed to use its best efforts to register the underlying common stock with SEC within 120 days following closing.

     1997 Financial Results. In 1997, PPTI had a net loss applicable to common
     ----------------------
shareholders of $4,887,000 ($.52 a share), versus a net loss of $3,356,000 ($.51 a share) for the comparable period a year ago. For the quarter, the Company had a net loss applicable to common shareholders of $1,316,000 ($.13 a share), versus a net loss of $946,000 ($.13 a share) for the comparable period a year ago. The net loss and loss per share include accumulated and distributed dividends related to the Company's preferred stock. As of December 31, 1997 PPTI had cash, cash equivalents and short term investments of $1,300,000.

PROTEIN POLYMER TECHNOLOGIES, INC. Q4 AND YEAR END 1997 RESULTS

     Contract revenues, interest and product income totaled $174,000 for the fourth quarter, compared to $235,000 for the same period last year, the decrease being due to reduced contract revenues. For the year, these revenues totaled $723,000, compared to $756,000 for the same period last year. Operating expenses for the quarter were $1,419,000, as compared to $1,058,000 for the same period in 1996. Total year operating expenses totaled $5,177,000, compared to $3,620,000 for the same period last year. The increase in both periods is due primarily to increased research and development efforts and implementation of the U.S. Food & Drug Administration's (FDA's) Good Laboratory Practice (GLP) regulations.

     For both the fourth quarter and year end periods, the Company continued research and development efforts in its surgical adhesives and sealants program, and expanded its program in hydrogel-based polymers targeted for use in cosmetic, plastic and reconstructive, and urological soft tissue augmentation procedures. In addition, the Company completed implementation of GLP regulations in preparation for preclinical and clinical studies intended for FDA review.

     Protein Polymer Technologies, Inc., a San Diego-based biotechnology company, has developed a protein-based technology platform that allows the creation of new biomaterials which target multiple applications in biomedical markets. The different classes of biocompatible polymers developed by PPTI have been genetically engineered to enable cell growth, promote the regeneration of tissue, bond to synthetic surfaces and resorb into tissue at controlled rates. Targeted applications include tissue adhesives and sealants, tissue augmentation, wound healing, and drug delivery vehicles.

     This press release may contain forward-looking statements that are based on management's expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations, scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale-up. The reader is encouraged to refer to the Company's 1997 Annual Report and 10-KSB, and recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.

     PPTI's press releases are on the internet at www.ppti.com or on PR Newswire's Company News On Call at http://www.prnewswire.com and can be received via Fax on Demand at (800)758-5804 extension 721876.

                           (Financial Data Follows)

PROTEIN POLYMER TECHNOLOGIES, INC. Q4 AND YEAR END 1997 RESULTS
PAGE 3 OF 3

                      PROTEIN POLYMER TECHNOLOGIES, INC.
                        CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)


                                                    THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                       DECEMBER 31,                    DECEMBER 31,
                                                   1997           1996             1997           1996
                                              -------------   -------------   -------------   -------------
SUMMARY OF OPERATIONS
---------------------
Contract revenue                              $     135,000   $     200,000   $     459,510   $     610,000
Interest income                                      23,646          22,054         186,531          87,317
Product and other income                             15,173          12,770          76,917          58,434
                                              -------------   -------------   -------------   -------------
 Total revenues                                     173,819         234,824         722,958         755,751

Total expenses                                    1,419,040       1,057,502       5,176,891       3,620,183
                                              -------------   -------------   -------------   -------------
Net loss                                      $  (1,245,221)  $    (822,678)  $  (4,453,933)  $  (2,864,432)

Undeclared and/or paid accumulated
 dividends on Preferred Stock                        71,113         123,639         432,682         491,867
                                              -------------   -------------   -------------   -------------

Net loss applicable to common
 shareholders                                 $  (1,316,334)  $    (946,317)  $  (4,886,615)  $  (3,356,299)
                                              =============   =============   =============   =============

Loss per share                                $       (0.13)  $       (0.13)  $       (0.52)  $       (0.51)
                                              =============   =============   =============   =============

Weighted average shares used
 in computing loss per share                     10,419,613       7,215,021       9,487,165       6,638,814
                                              =============   =============   =============   =============

                                         AS OF                AS OF
                                     DEC. 31, 1997        DEC. 31, 1996
                                    ---------------      ---------------
BALANCE SHEET INFORMATION                                   (audited)
-------------------------
Cash, cash equivalents and
  short-term investments              $   1,299,838        $   1,260,399
Working capital                             697,020              840,196
Total assets                              2,347,887            1,746,581
Total capital invested                   25,549,644           20,456,360
Accumulated deficit                     (24,083,511)         (19,207,237)


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